Exhibit 99.1

E-mail to All Employees

Subject: Alexion to Acquire Portola

Team Portola,

A few minutes ago, Alexion and Portola announced that we have entered into a definitive agreement for Alexion to acquire Portola (press release attached). Alexion and Portola’s decision to enter into this agreement is an affirmation of the strong foundation that the Portola team has built for Andexxa and its potential to be the global standard of care for Factor Xa inhibitor patients experiencing life-threatening or uncontrolled bleeding.

We believe this decision will accelerate and maximize patient access to Andexxa globally – a goal that we know is both professionally and personally important to all of us and our shareholders.

Alexion is a world-class leading biotech company that specializes in innovating therapies to serve significant unmet needs – identical to our mission. The Portola values and our patient focus were front and center as we worked together with Alexion on this. Our companies share a pioneering spirit and global commitment to serve patients through innovative life-saving therapies and to deliver medical breakthroughs where none currently exist. In addition, Alexion has key resources, expertise and capabilities that will enable more rapid uptake of Andexxa globally, including:

•	A growing critical care portfolio with deep experience in hematology and neurology;
•	A global commercial footprint;
•	A proven track record of successfully navigating regulatory, access and reimbursement, manufacturing and other complexities unique to innovative therapies; and
•	The resources and scale required to serve more patients worldwide faster.

In terms of next steps, there is much work to be done before the completion, or close, of the transaction, which we expect to occur in the 3rd quarter of 2020. There will be no immediate impact on our day-to-day operations, responsibilities and roles. Until the transaction closes, Alexion and Portola will continue to operate separately, and we will focus on our corporate goals communicated earlier this year. Your continued commitment to serve and work collaboratively with our customers, physicians, patients and partners is critical.

We understand that this may be a time of uncertainty for you, and that you will have questions about the integration of Portola into Alexion. While we do not yet know all of the answers, we are committed to providing updates as we move through this process and more information becomes available.

We will talk more about what this announcement means and what to expect today during an all-employee Town Hall. In addition, the Alexion leadership team is excited about the opportunity to share more about its vision and mission during a second Town Hall on Thursday, May 7. Details for both meetings will follow shortly.

I hope you are as Portola Proud as I am of what we have accomplished together with the discovery, development, regulatory approval and commercial launch of Andexxa in the U.S. and Ondexxya in the EU. Your success paved the way for this opportunity to ensure Andexxa gets to even more patients around the world.

Scott

Additional Information about the Transaction and Where to Find It

The tender offer for the outstanding common stock of Portola Pharmaceuticals, Inc. (“Portola”) has not been commenced. This communication does not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell Portola securities. The solicitation and offer to buy shares of Portola common stock will only be made pursuant to an Offer to Purchase and related materials. At the time the tender offer is commenced, Alexion Pharmaceuticals, Inc. (“Alexion”) and Odyssey Merger Sub Inc., a direct wholly owned subsidiary of Alexion (“Purchaser”), will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) and thereafter, Portola will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, investors and security holders are urged to read these materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents, as each may be amended or supplemented from time to time) carefully when they become available since they will contain important information that investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, Offer to Purchase, Solicitation/Recommendation Statement and related materials will be filed with the SEC, and investors and security holders may obtain a free copy of these materials (when available) and other documents filed by Alexion and Portola with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the Tender Offer Statement and other documents that Alexion and Purchaser file with the SEC will be made available to all investors and security holders of Portola free of charge from the information agent for the tender offer. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by Portola under the “Investors and Media” section of Portola’s website at www.portola.com.

Cautionary Note Regarding Forward-Looking Statements

To the extent that statements contained in this communication are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs, certain assumptions and current expectations of management and may be identified by words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements are based on management’s current expectations, beliefs, estimates, projections and assumptions. As such, forward-looking statements are not guarantees of future performance and involve inherent risks and uncertainties that are difficult to predict. As a result, a number of important factors could cause actual results to differ materially from those indicated by such forward-looking statements, including: the risk that the proposed acquisition of Portola by Alexion may not be completed; the possibility that competing offers or acquisition proposals for Portola will be made; the delay or failure of the tender offer conditions to be satisfied (or waived), including insufficient shares of Portola common stock being tendered in the tender offer; the failure (or delay) to receive the required regulatory approvals of the proposed acquisition; the possibility that prior to the completion of the transactions contemplated by the acquisition agreement, Alexion’s or Portola’s business may experience significant disruptions due to transaction-related uncertainty; the effects of disruption from the transactions of Portola’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, manufactures, suppliers, vendors, business partners and distribution channels to patients; the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; the failure of the closing conditions set forth in the acquisition agreement to be satisfied (or waived); the anticipated benefits of Portola’s therapy (Andexxa) not being realized (including expansion of the number of patients using the therapy); the phase 4 study regarding Andexxa does not meet its designated endpoints and/or is not deemed safe and effective by the Food and Drug Administration (“FDA”) or other regulatory agencies (and commercial sales are prohibited or limited); future clinical trials of Portola products not proving that the therapies are safe and effective to the level required by regulators; anticipated Andexxa sales targets are not satisfied; Andexxa does not gain acceptance among physicians, payers and patients; potential future competition by other Factor Xa inhibitor reversal agents; decisions of regulatory authorities regarding the adequacy of the research and clinical tests, marketing approval or material limitations on the marketing of Portola products; delays or failure of product candidates or label extension of existing products to obtain regulatory approval; delays or the inability to launch product candidates (including products with label extensions) due to regulatory restrictions; failure to satisfactorily address matters raised by the FDA and other regulatory agencies; the possibility that results of clinical trials are not predictive of safety and efficacy results of products in broader patient populations; the possibility that clinical trials of product candidates could be delayed or terminated prior to completion for a number of reasons; the adequacy of pharmacovigilance and drug safety reporting processes; and a variety of other risks set forth from time to time in Alexion's or Portola’s filings with the SEC, including but not limited to the risks discussed in Alexion's Annual Report on Form 10-K for the year ended December 31, 2019 and in its other filings with the SEC and the risks discussed in Portola’s Annual Report on Form 10-K for the year ended December 31, 2019 and in its other filings with the SEC. The risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts Portola’s and Alexion’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Alexion and Portola disclaim any obligation to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.